Crystal Rock Holdings, Inc. Announces Financial Results for Its First Fiscal Quarter Ended January 31, 2015

Lower Operating Costs Drive Improved Bottom Line Results

WATERTOWN, CT -- (Marketwired - March 17, 2015) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its fiscal quarter that ended January 31, 2015. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the first quarter of fiscal year 2015 decreased 4% to $17.7 million compared to $18.4 million during the same period in fiscal 2014.

Gross profit decreased for the quarter ended January 31, 2015 to $8.0 million from $8.4 million for the same period a year earlier. Gross profit as a percentage of sales was 45% in both periods.

The net loss for the first quarter of fiscal year 2015 was $427,000 compared to $847,000 for the same period last year. On a per share basis, the net loss was $.02 per fully diluted share in the first quarter of fiscal year 2015, compared to $.04 per fully diluted share in for the same period in fiscal 2014.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) increased to $570,000 in the first quarter of 2015 compared to $272,000 for the same period in 2014.

"We acquired Universal Business in October 2013 anticipating the process of integrating customer bases, support systems, and logistics of our traditional delivery service with online ordering and next day delivery. As a result, we're in a stronger position to compete and continually adapt to new opportunities to grow our business. The fact that we more than doubled our EBITDA in the first quarter of 2015 is evidence that lower operating costs and a comprehensive distribution model offer a distinct advantage," stated Peter Baker, CEO, Crystal Rock Holdings, Inc. "Increasing top line sales through the growth of our sales force, development of supplier relationships and a comprehensive online marketing strategy remain at the forefront of our business operations. We expect our sales growth -- combined with efficient distribution -- will build shareholder value."

Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. Launched in 2010, the Crystal Rock Office® brand features traditional office supplies, break room items, furniture and janitorial and sanitation products. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter™", Crystal Rock continues to set high standards in the home and office delivery through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                        CRYSTAL ROCK HOLDINGS, INC.
                       Selected Results of Operations
                 and Reconciliation of EBITDA to Net (Loss)

                                                         (Unaudited)
                                                     Three Months Ended:
                                                 --------------------------
                                                  January 31,   January 31,
                                                     2015          2014
                                                 ------------  ------------
(000's $)
Sales                                            $     17,697  $     18,431

Loss from operations                             $       (304) $       (766)

Net Loss                                         $       (427) $       (847)
Add Back (Subtract):
Interest                                         $        384  $        378
Tax benefit                                      $       (261) $       (298)
Depreciation                                     $        689  $        703
Amortization                                     $        185  $        336
                                                 ------------  ------------
*EBITDA                                          $        570  $        272

Basic net loss per share                         $      (0.02) $      (0.04)
Diluted net loss per share                       $      (0.02) $      (0.04)

Basic Wgt. Avg. Shares Out. (000's)                    21,358        21,361
Diluted Wgt Avg. Shares Out. (000's)                   21,358        21,361

*Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
EBITDA is included because management believes it is a useful tool for investors to assess the operating performance of the business in comparison to other businesses in the industry. In addition, EBITDA is a measure used to calculate one of the financial covenants for compliance with the Company's senior debt facility. Management believes that the most directly comparable GAAP financial measure is net income.

Note: This press release contains a forward-looking statement about executing a sales and distribution growth plan and integrating acquired assets to become more profitable. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Establishing a new product channel, such as office products, requires a significant investment of money and management time and requires us to develop systems, such as online ordering systems, to an extent we have not done previously. There is no assurance we can succeed. There are many competitors in the office products business, and some are bigger and better capitalized than we are. To the extent that we try to grow that business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2014, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contacts:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15